Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in the Registration Statement on Form S-1 of our report dated April 15, 2024, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, with respect to our audit of the combined carved-out financial statements of the Battery Group of Global Graphene Group, Inc. as of December 31, 2023 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

December 9, 2025